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                                                                     Exhibit 3.2

                              AMENDMENT TO BY-LAWS

                                       OF

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION

                                 March 16, 1999


   Section 2.2. is amended to read in its entirety as follows:

   (S) 2.2.    Special Meetings.  Special meetings of the stockholders of the corporation may be called by the president or by the board of directors and shall be called promptly by or at the direction of the secretary at the request in writing of the holders of outstanding shares of stock of the corporation having not less than 60% of the voting power of all of the outstanding shares of stock of the corporation (considered as a single class) entitled to vote at elections of directors, provided that such request shall state the purpose or purposes of the proposed meeting, or as otherwise required by the certificate of incorporation.


   Section 3.2. is amended to read in its entirety as follows:

   (S) 3.2.    Number, Election, Term of Office and Qualifications.  The number of directors which shall constitute the whole board shall be such number as is determined from time to time by resolution of the board of directors, if the number is not so determined, then the number of directors which shall constitute the whole board shall be nine (9); provided, however, that after March 16, 1999 the number of directors may be changed only by resolution approved by at least two-thirds of the directors in office at the time such resolution is approved. The directors shall be elected at the annual meeting of the stockholders, except as provided in (S) 3.3 or as otherwise provided in the certificate of incorporation of the corporation, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in a manner permitted by statute or these by-laws. Directors need not be stockholders.


Approved by resolution of the board of directors on March 16, 1999.